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                                                              Exhibit 99.1
[ABAXIS LOGO]


Contact:        Clint Severson                 RCG Capital Markets Group
                Chief Executive Officer        Retail: Joe Dorame
                ABAXIS, Inc.                   Institutional/Analysts: Joe Diaz
                510-675-6501                   Media: Jeff Stanlis
                                               480-675-0400

                                                        FOR IMMEDIATE RELEASE

    ABAXIS AND S.A. SCIENTIFIC REACH SETTLEMENT WITH IDEXX LABORATORIES, INC.


Union City, California - December 11, 2002 -- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today that on December 6, 2002 it reached an out-of-court settlement with IDEXX Laboratories, Inc. ("IDEXX") with respect to IDEXX' patent infringement lawsuit concerning the sale and manufacturing of a canine heartworm test kit manufactured by Abaxis partner and co-defendant S.A. Scientific, Inc., a privately held company located in San Antonio, Texas ("SAS")and sold by Abaxis. Accordingly, on December 10, 2002, the lawsuit was dismissed in the United States District Court for the District of Maine.

Under terms of the agreement and a joint defense agreement previously entered into by Abaxis and SAS, Abaxis will be responsible for paying $249,500 in cash damages to IDEXX, in return for which IDEXX has agreed to refrain from initiating further legal action under the patents at issue with respect to any future canine heartworm test that Abaxis and SAS may develop so long as any new canine heartworm test meets certain specifications set forth in the settlement agreement.

Clint Severson, Chairman, President and CEO, commented, "This agreement satisfactorily resolves the issue and allows Abaxis to continue work to develop, manufacture and sell point of care tests in the veterinary and human markets. We will continue to work to develop new tests to broaden our product offerings, including tests for canine heartworm that do not utilize IDEXX' patented hypertonic solution method."

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use
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plastic disks, called reagent discs, which contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood, serum, or plasma. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the ABAXIS' products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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